Exhibit 99



                             HERSHEY FOODS ANNOUNCES
                            SHARE REPURCHASE PROGRAM
                         AND ADDITIONAL PENSION FUNDING


HERSHEY, Pa., December 12, 2002 - Hershey Foods Corporation (NYSE:HSY) today announced that the Board of Directors has approved an authorization to acquire, from time to time in open market or through privately negotiated transactions, up to $500 million of its Common Stock. This authorization, which follows a series of previous share repurchase programs dating from mid-1993, is expected to be completed within approximately 12 months, subject to trading liquidity. It will be funded through free cash flow and commercial paper. The shares of Common Stock acquired by the Company will be held as Treasury shares.

In a separate action, the Company has contributed $150 million to its domestic pension plans in order to improve the funded status of the plans in view of the weak stock market performance this year. This contribution was made from free cash flow.

"The share repurchase authorization and the additional funding for our pension plans are indicative of the Company's strong free cash flow capabilities," said Richard H. Lenny, Chairman, President and Chief Executive Officer. "The share repurchase program underscores Hershey's continued commitment to building shareholder value. The pension contribution helps ensure the wellbeing of our employees through the appropriate funding of their pension plans."

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations including taxes; market demand for new and existing products; changes in raw material and other costs; the Company's ability to implement improvements and to reduce costs associated with the Company's distribution operations; pension cost factors, such as actuarial assumptions and employee retirement decisions; and the Company's ability to sell certain assets at targeted values, as discussed in the Company's annual report on Form 10-K for 2001.

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Financial Contact: Jim Edris (717)534-7556
Media Contact: Christine Dugan (717)508-3238